Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
AVI BioPharma, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-86778, 333-105412, 333-10915, 333-68502, 333-45888, 333-93135 and 333-86039) and on Form S-8 (Nos. 333-101826, 333-49996, 333-49994 and 333-34047) of AVI BioPharma, Inc. (an Oregon Corporation in the development stage) of our report dated March 16, 2007, except as to note 3, which is as of November 1, 2007, with respect to the balance sheets of AVI BioPharma, Inc. as of December 31, 2006 and 2005 and the related statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K/A of AVI BioPharma, Inc.

As discussed in Note 2 to the financial statements, effective January 1, 2006, the AVI BioPharma, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

As discussed in Note 3 to the financial statements, the Company has restated its balance sheets as of December 31, 2006 and December 31, 2005 and the related statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006.

Our report dated March 16, 2007, except as to the fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (Restated), which is as of November 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria. The material weakness was as follows: Management lacked adequate technical expertise to ensure the proper application, at inception, of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” related to certain stock warrants.  As a result, the Company failed to identify that certain warrants should be liability classified. This material weakness resulted in a misstatement requiring the restatement of the Company’s financial statements for the years ended December 31, 2006, 2005 and 2004 and for each of the interim periods in 2006 and 2005.

/s/ KPMG LLP

Portland, Oregon
November 1, 2007